Exhibit 23.2.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Athene Holding Ltd. of our report dated May 6, 2016, except for the effects of the revision discussed in Note 2 (not presented herein) to the consolidated financial statements appearing in the F pages of the Company’s Amendment No. 6 to Form S-1 (Registration No. 333-211243), as to which the date is October 25, 2016, relating to the financial statements and financial statement schedules, which appear in Athene Holding Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers Ltd.

Chartered Professional Accountants

Hamilton, Bermuda

June 5, 2017